Exhibit 10.1
October 1, 2026
Joseph M. Fitzgerald
Dear Joe:
We are pleased to inform you that effective January 1, 2027, subject to your acceptance of this offer, you will remain a member of Boston Scientific’s Leadership Team, an “executive officer” under the U.S. federal securities laws and an “officer” for purposes of Section 16 of the Exchange Act. Your new position title will be Executive Vice President and Chief Operating Officer (your title is subject to approval by the Boston Scientific Board of Directors Nomination and Governance Committee at the next meeting). You will continue to report to Michael Mahoney, Chairman, President and CEO. We look forward to you formally accepting this offer.
COMPENSATION
Boston Scientific’s compensation programs provide our employees with significant compensation opportunities on a pay for performance basis.  The objective of these programs is to recognize and reward both individual and company performance during the performance year (defined as January 1st through December 31st of each year).
Base Salary: Effective January 1, 2027, your base salary for this position will be $40,384.62 currently payable bi-weekly, equivalent to $1,050,000 on an annualized basis. Your performance and base salary will generally be reviewed on an annual basis during the normal executive review process and approved by the Executive Compensation and Human Resources Committee of the Boston Scientific Board of Directors.  Your next base salary review is expected to commence in the first quarter of 2028, with subsequent reviews conducted during the normal first quarter annual executive review processes.
Annual Bonus Plan: You will continue to be eligible to participate in the Boston Scientific Corporation Annual Bonus Plan, subject to its terms. The Annual Bonus Plan provides employees with the opportunity for a variable financial incentive in recognition of performance in a given year.  Your 2027 annual target incentive will be increased from 90% to 110% of your base salary.  Your actual award will be based on your achievement of individual goals and the company's achievement of corporate performance goals.  Under the Annual Bonus Plan, generally you must be an employee on the date of payment to be eligible to earn and receive any bonus payment.
Deferred Bonus Plan: You will continue to be eligible to participate in the Boston Scientific Corporation Deferred Bonus Plan, subject to its terms. This Deferred Bonus Plan allows you to save additional tax-deferred money for your future by deferring a portion of your annual bonus awarded under the Annual Bonus Plan. Specifically, under the Deferred Bonus Plan, on an annual basis, you can elect to defer up to 75% of the bonus awarded to you under the Annual Bonus Plan, subject to the provisions of the Deferred Bonus Plan. The bonus deferral election opportunity will be in June 2027 for the 2027 plan year (for the bonus payable in Q1 2028) and we expect a bonus deferral opportunity to be offered in each subsequent year for which you are eligible.
Annual and Promotional Equity Grant: As part of this offer, we are offering you an equity award inclusive of a combined annual and promotional amount, having a total value of $7,000,000 on the effective date of the grant, which we expect to be on or around February 11, 2027, subject to the approval of the Executive Compensation and Human Resources Committee of the Boston Scientific Board of Directors. Your award will be made pursuant to the Amended and Restated 2011 Boston Scientific Long-Term Incentive Plan (2011 LTIP) and the relevant award agreements. The current program provides for an equal mix of Total Shareholder Return Performance Shares (rTSR PSP), Organic Net Sales Growth Performance Shares (ONSG PSP), Restricted Stock Units (RSU’s) and Non-Qualified Stock Options.
Thereafter, your performance and entitlement to long-term incentive compensation grants will be reviewed in the normal course, on an annual basis. The mix of stock vehicles and target value for your level will be evaluated annually by the Executive Compensation and Human Resources Committee of the Boston Scientific Board of Directors.

Page | 2

BENEFITS
You will remain eligible to continue participation in all benefit programs for which you were previously eligible and enrolled. Boston Scientific reserves the right to change and/or terminate any aspect of our benefit offerings, including employer contributions toward benefits.
Executive Physical: As a Boston Scientific Leadership Team member, Boston Scientific will continue to provide you with an annual executive level physical, which will be coordinated through a local preferred provider. Details will be sent under separate cover.

Financial Planning: As a Boston Scientific Leadership Team Member, Boston Scientific will continue to provide you access to financial planning services which will be coordinated through a preferred provider.

Executive Retirement Plan: As a Boston Scientific Leadership Team member, you will continue to be eligible for The Boston Scientific Leadership Team Executive Retirement Plan, as amended from time to time (“Executive Retirement Plan”). As a participant, upon your “retirement” (as defined in the Executive Retirement Plan”) from Boston Scientific, and subject to and in accordance with the terms of the Executive Retirement Plan, you will be eligible to receive a lump sum payment up to 36 months of your salary (less applicable withholdings). Details will be sent under separate cover.

Change in Control Agreement: As a Boston Scientific Leadership Team member, you will continue to be eligible for an executive-level Change in Control agreement. In general, the Change in Control Agreement would entitle you to a lump sum payment of two times your base salary and assumed on-plan incentive bonus if, following a change in control of Boston Scientific, either your employment is terminated other than for “cause” or you resign for “good reason” (each as defined in the Change in Control Agreement) all subject to and in accordance with the written terms of the Change in Control Agreement.

Boston Scientific reserves the right to amend or eliminate any of the compensation or benefit plans set forth in this offer, including without limitation the Annual Bonus Plan, the Deferred Bonus Plan, and the Executive Retirement Plan, at the sole discretion of the Boston Scientific Board of Directors or the Board’s authorized delegate, and, where required, upon notice to you prior to your retirement. The plans in effect at the time of your retirement will govern and control.
EMPLOYMENT AT WILL
You will remain an “at will” employee of Boston Scientific.  This means that you remain free to resign at any time.  Likewise, Boston Scientific will continue to have the right to terminate your employment at any time, with or without reason or notice.  Acceptance of this transfer acknowledges your continued understanding and acceptance of the “at will” nature of your employment.
Your Boston Scientific Agreement Concerning Employment (ACE) will remain in full force and effect.
This offer of employment is contingent upon an acceptance no later than October 5, 2026.

Please indicate your acceptance below.
Joe, we would like to congratulate you on this well-deserved promotion and wish you continued success. We look forward to your acceptance of this offer.
Sincerely,
/s/ Michael F. Mahoney
Michael F. Mahoney
Chairman, President and Chief Executive Officer

Agreed to and Accepted by: /s/ Joseph M. Fitzgerald              Date: 10/1/2026     Joseph M. Fitzgerald